Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisor		Mark L. Yoseloff, Ph.D., Chairman and CEO Paul C. Meyer, President, COO
ph:	203.682.8200	ph:	702.897.7150
fax:	203.682.8201	fax:	702.270.5161

SHUFFLE MASTER, INC. APPOINTS NEW ACTING CHIEF FINANCIAL OFFICER

Company Announces New Director of Investor Relations

LAS VEGAS, NV. . . Thursday, March 6, 2008. . . Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL)  announced today that effective March 1, 2008, Senior Vice President and Chief Accounting Officer Coreen Sawdon has been appointed as Acting Chief Financial Officer, replacing Paul Meyer in that role. Mr. Meyer will continue as the company’s President and Chief Operating Officer.

Ms. Sawdon joined the company in July 2005 as Vice President of Accounting.  Prior to joining Shuffle Master, Ms. Sawdon spent three years at GES Exposition Services where she was Vice President of Finance. Ms. Sawdon has more than thirteen years of public accounting experience, the last ten years of which were spent specializing in the gaming and hospitality industry. Ms. Sawdon holds a Bachelor of Science degree in accounting from Pepperdine University.

Shuffle Master also announced that Julia Boguslawski has joined the Company as its Director of Investor Relations, responsible for maintaining the Company’s critical investor relations functions as well as conducting project management for investor relations-related activities. Prior to joining Shuffle Master, Ms. Boguslawski spent four years in the hotel/lodging industry in progressive positions ranging from Business Analyst to Senior Project Analyst, and most recently as Manager of Investor Relations at CNL Hotels & Resorts, Inc. in Orlando, Florida. Ms. Boguslawski obtained her BA and MBA from Rollins College with concentrations in Philosophy and Communications, and Marketing and Management, respectively.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security. The Company also develops and distributes a wide range of entertainment-based products including Proprietary Table Games and side bets, numerous Electronic Table Systems including the Table Master, Vegas Star and Rapid Table Games platforms, and a variety of Electronic Gaming Machines for select markets. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

##

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; continued consolidation of gaming operations; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in state, federal, or foreign state tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; our ability to attract and retain key personnel; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; adverse changes in the creditworthiness of parties with whom the Company has significant receivables; the pace of gaming expansion and the influence of anti-gaming constituents; the Company’s ability to successfully and economically integrate the TGD business acquired from PGIC; the Company’s high level of indebtedness, and specifically the Company’s ability to meet debt service obligations and to refinance indebtedness, including the Company’s $150,000 contingent convertible senior notes (the “Notes”) and the Company’s $100,000 senior secured revolving credit facility (the “Revolver”), which will depend on the Company’s future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; any statement with respect to anticipated regulatory or securities filings, anticipated release of information, internal control issues and the potential of delayed filings resulting from the steps required to complete the year-end audit; and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

###